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                                                              Dennis K. Holland
                                                         Deputy General Counsel
                                            writer's direct dial (312) 441-6756






                                 June 23, 1998




Katten Muchin & Zavis
525 West Monroe Street
Suite 1600
Chicago, Illinois 60661-3693

Latham & Watkins
53rd at Third
Suite 1000
885 Third Avenue
New York, New York 10022

               Re: Heller Financial Commercial Mortgage Asset Corp. Registration Statement on Form S-3
                     Registration No. 333-44299

Ladies and Gentlemen:

                        I am Deputy General Counsel of Heller Financial, Inc. In that capacity, I have acted as counsel to Heller Financial Commercial Mortgage Asset Corp., a Delaware corporation ("Heller") in connection with that certain registration statement on Form S-3 (the "Registration Statement") which has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of mortgage pass-through certificates (the "Certificates"), issuable in series (each a "Series"). As set forth in the Registration Statement, each Series will be issued under and pursuant to the conditions of a separate pooling and servicing agreement (each an "Agreement") among Heller, a trustee (the "Trustee") and, where appropriate, a master servicer (the "Master Servicer") and a special servicer (the "Special Servicer"), each to be identified (together with any relevant parties) in the prospectus supplement for such Series. Except as otherwise indicated, capitalized terms used herein are defined as set forth in the Registration Statement.

                        In connection with this opinion, I am familiar with the proceedings taken and proposed to be taken by Heller in connection with the authorization and issuance of the Certificates and for the purposes of this opinion, have assumed such proceedings will be completed in the manner presently proposed by the Registration Statement. I have also

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examined such corporate records of Heller and other documents and have made such examination of law as I have deemed necessary in connection with this opinion.

                        In rendering this opinion, I have assumed the accuracy and completeness of all documents and records that I have reviewed, the genuineness of all signatures (other than those on behalf of Heller), the authenticity of the documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies.

                        In rendering this opinion, as to questions of fact material to this opinion I have relied to the extent I have deemed such reliance appropriate, without investigation, on certificates and other communications from public officials and from officers of Heller.

                        Wherever I indicate that my opinion with respect to the existence or absence of facts is based on my knowledge, my opinion is based solely on my current actual knowledge, and I have conducted no special investigation of factual matters in connection with this opinion.

                        The opinions set forth below are subject to the following qualifications:

                        (i) the effects of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally;

                        (ii) the effects of general principles of equity, whether applied by a court of law or equity, with respect to the performance and enforcement of the Agreement; and(iii) I express no opinion as to the effect of any federal or state securities laws or antitrust laws or as to the creation, perfection, priority or enforcement of any security interest granted under the Agreement.

                        Based upon and subject to the foregoing and to the last two paragraphs of this letter, it is my opinion that:

                        1. Heller has all requisite corporate power and authority to execute, deliver and perform its obligations under an Agreement relating to a Series, once the Agreement is executed by an officer of Heller with at least the rank of Assistant Vice President, Heller Financial Inc.'s ("HFI's") Credit Policy Committee has approved the sale and HFI's Chief Financial Officer has approved the terms of the identified underlying loans sold in the Series.

                        2. When the terms of the underwriting agreement entered into by Heller and the company underwriting the Certificates have been satisfied, HFI's chief financial officer and Heller's Manager of CMBS have approved the underwriter, and the Agreement is authorized as above for a Series, the Certificates will have been duly authorized.


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                        This opinion is limited to the laws of the State of
Illinois, the laws of the United States of America and the General Corporation Law of the State of Delaware, and I do not express any opinion herein concerning any other law. In addition, I express no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision, (whether created or enabled through legislative action at the federal, state or regional level). This opinion is given as of the date hereof, and I assume no obligation to advise you of changes that may hereafter be brought to my attention.

                        This opinion is solely for the information of the addressee hereof and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or any other person, without my prior written consent. No one other than the addressees hereof is entitled to rely on this. This opinion is rendered solely for purposes of the Transaction and should not be relied upon for any other purpose.

                               Very truly yours,

                               HELLER FINANCIAL, INC.


                               By: /s/ Dennis Holland
                                  ________________________
                                    Dennis Holland
                                    Deputy General Counsel